                                                                    EXHIBIT 2(A)




                           STOCK PURCHASE AGREEMENT


                         Dated as of December 22, 1994


                                     among


                     SENSORMATIC ELECTRONICS CORPORATION,

                     GLEN INDUSTRIAL COMMUNICATIONS, INC.

                                      and

                               THE STOCKHOLDERS

                                      of

                     GLEN INDUSTRIAL COMMUNICATIONS, INC.

                               Table of Contents

                                                                                                                         Page
                                                                                                                         ----
1.  PURCHASE AND SALE OF THE STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
    1.1     PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
    1.2     CONSIDERATION FOR PURCHASE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
    1.3     CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
    1.4     OPTIONAL PAYMENT IN SENSORMATIC STOCK OR BY A NOTE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
    1.5     CLOSING NET WORTH; REDEMPTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

2.  REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS REGARDING GIC  . . . . . . . . . . . . . . . . . . . . . . . . . .  6
    2.1     DUE INCORPORATION AND QUALIFICATION OF GIC; SUBSIDIARIES; CAPITALIZATION  . . . . . . . . . . . . . . . . . .  6
    2.2     AUTHORITY; DUE AUTHORIZATION; VALID OBLIGATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
    2.3     NO CONFLICTS OR DEFAULTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
    2.4     COPIES OF CHARTER DOCUMENTS AND STOCK RECORDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
    2.5     AUTHORIZATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
    2.6     FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
    2.7     TITLE TO ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
    2.8     ORDINARY COURSE; NO MATERIAL ADVERSE EFFECT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
    2.9     PRODUCTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
    2.10    PERMITS; COMPLIANCE WITH LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
    2.11    TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
    2.12    EMPLOYEE BENEFITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
    2.13    LITIGATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
    2.14    AGREEMENTS AND COMMITMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
    2.15    INTELLECTUAL PROPERTY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
    2.16    ENVIRONMENTAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
    2.17    SUPPLIERS AND CUSTOMERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    2.18    INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    2.19    BANK ACCOUNTS, ETC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    2.20    SENSORMATIC COMMON STOCK NOT REGISTERED . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    2.21    MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
    2.22    INFORMATION SUPPLIED  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

3.  REPRESENTATIONS AND WARRANTIES OF SENSORMATIC   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
    3.1     DUE INCORPORATION AND QUALIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
    3.2     AUTHORITY; DUE AUTHORIZATION; VALID OBLIGATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
    3.3     NO CONFLICTS OR DEFAULTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
    3.4     AUTHORIZATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
    3.5     LITIGATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
    3.6     INVESTMENT INTENTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    3.7     REGISTRATION STATEMENT; COMMON STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    3.8     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

4.  PRE-CLOSING AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    4.1     PRESERVE GIC'S BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    4.2     PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES; UPDATES  . . . . . . . . . . . . . . . . . . . . . . . . 23
    4.3     FURTHER INVESTIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
    4.4     CONSENTS, WAIVERS AND FILINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
    4.5     NO SOLICITATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
    4.6     GIC BENEFIT PLANS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
    4.7     INSURANCE MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

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
5.  CONDITIONS TO THE OBLIGATIONS OF SENSORMATIC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
    5.1     DUE PERFORMANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
    5.2     ACCURACY OF REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
    5.3     CERTIFICATE OF STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
    5.4     CORPORATE ACTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
    5.5     LEGAL OPINION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
    5.6     CERTIFICATES REPRESENTING THE STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
    5.7     AGREEMENTS RELATING TO EMPLOYMENT; RESIGNATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
    5.8     INSURANCE POLICY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
    5.9     BOARD OF DIRECTORS APPROVAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
    5.10    NO CLAIMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
    5.11    GOVERNMENTAL ACTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
    5.12    CONSENTS AND WAIVERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
    5.13    SATISFACTION OF COUNSEL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

6.  CONDITIONS TO THE OBLIGATIONS OF STOCKHOLDERS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
    6.1     DUE PERFORMANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
    6.2     ACCURACY OF REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
    6.3     OFFICERS' CERTIFICATE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
    6.4     CORPORATE ACTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
    6.5     LEGAL OPINION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
    6.6     AGREEMENTS RELATING TO EMPLOYMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
    6.7     INSURANCE POLICY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
    6.8     NO CLAIMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
    6.9     GOVERNMENTAL ACTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
    6.10    SATISFACTION OF COUNSEL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

7.  WAIVER OF CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

8.  INDEMNIFICATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
    8.1     GENERAL--STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
    8.2     TAX-RELATED--STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
    8.3     PROCEEDINGS--STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
    8.4     SENSORMATIC'S INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
    8.5     RELATED COSTS AND EXPENSES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
    8.6     LIMITATIONS ON INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

9.  CONFIDENTIALITY AND NON-COMPETITION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
    9.1     NON-COMPETITION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
    9.2     CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
    9.3     REMEDIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

10. MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
    10.1    TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
    10.2    ENTIRE AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
    10.3    COMMUNICATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
    10.4    SUCCESSORS AND ASSIGNS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
    10.5    PUBLIC ANNOUNCEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
    10.6    SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
    10.7    EXPENSES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

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
    10.8    RECORDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
    10.9    GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
    10.10   SAVINGS CLAUSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
    10.11   COUNTERPARTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
    10.12   CONSTRUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
    10.13   CONSENT TO JURISDICTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36


Exhibit A --  Form of Sensormatic Note

Schedules
    Schedule I      --    Selling Stockholders
    Schedule 5.5          --     Matters for Opinion of GIC Counsel
    Schedule 5.7-1        --     Rider to Glen Kruglak Employment Agreement
    Schedule 5.7-2        --     Rider to Alan Kruglak Employment Agreement
    Schedule 6.5          --     Matters for Opinion of Sensormatic Counsel




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



                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT, dated as of December 22, 1994, among SENSORMATIC ELECTRONICS CORPORATION, a Delaware corporation ("Sensormatic"); GLEN INDUSTRIAL COMMUNICATIONS, INC., a Delaware corporation ("GIC"); GLEN KRUGLAK, ALAN KRUGLAK and MARTHA KRUGLAK, individuals residing in the state of Maryland (the foregoing individuals being sometimes referred to herein as the "Principal Stockholders"); and the additional stockholders of GIC listed on
Schedule I hereto (together with the Principal Stockholders, the
"Stockholders").


                              W I T N E S S E T H:

         WHEREAS, GIC is engaged principally in the business (the "Business") of purchasing, combining, assembling, reselling and installing electronic access control, closed-circuit television ("CCTV") and other equipment, components and parts for access-control and other security purposes; and

         WHEREAS, the Stockholders wish to sell to Sensormatic, and Sensormatic wishes to purchase, all of the issued and outstanding capital stock of GIC (the "Stock") (except to the extent redeemed as contemplated herein), on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1.      PURCHASE AND SALE OF THE STOCK.

         1.1     PURCHASE AND SALE.

         (a) Subject to the terms and conditions of this Agreement, and following the redemption of certain of the Stock as referred to in Section 1.5 (the "Redemption"), on the Closing Date (as such term is defined in Section 1.3), Sensormatic shall purchase, and each Stockholder (other than any thereof whose Stock has been totally redeemed pursuant to Section 1.5) shall sell, convey, assign, transfer and deliver to Sensormatic, all shares of Stock held by such Stockholder following the Redemption (the number of which shall be set forth opposite such Stockholder's name in Schedule I hereto under the heading "Shares Sold to Sensormatic"). Those Stockholders whose Stock is not totally redeemed pursuant to the Redemption are sometimes referred to herein as the "Selling Stockholders." The Stock shall be transferred by the Selling Stockholders to Sensormatic free and clear of all claims, liens, security interests, charges, encumbrances, equities, adverse interests and restrictions of any kind (collectively, "Liens").

         (b) At the Closing (as such term is defined in Section 1.3), each of the Selling Stockholders shall deliver to Sensormatic one or more certificates evidencing the number of shares of Stock to be sold to Sensormatic by such Selling Stockholder, in each case duly endorsed in blank or accompanied by duly executed stock powers in blank, with signatures guaranteed by a bank or trust company (if requested by Sensormatic), together with all necessary documentary or stock transfer stamps affixed to such certificates.

         1.2 CONSIDERATION FOR PURCHASE. The consideration payable by Sensormatic in the aggregate for all the Stock held by the Selling Stockholders following the Redemption (the "Aggregate Purchase Price") shall be $13,500,000. Each Selling Stockholder shall be entitled to receive that percentage (his or her "Post-Redemption Stockholder Percentage") of the Aggregate Purchase Price set forth opposite his or her name on Schedule I hereto under the heading "Post-Redemption Stockholder Percentage", which percentage has been calculated on the basis of the respective number of shares of Stock to be held by the Selling Stockholders following the Redemption, also as set forth on Schedule I.

         1.3 CLOSING. Subject to Section 10.1, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. on January 5, 1995, or such later date agreed upon by the parties as is within three business days after all of the conditions precedent set forth in Sections 5 and 6 to be satisfied prior to the Closing have been satisfied or waived (the "Closing Date"), at the offices of Christy & Viener, or such other date, time and place is agreed to by the parties. The Closing and the transactions contemplated by this Agreement shall be given effect as of the commencement of business on January 1, 1995 or, if the Closing occurs after January 6, 1995, as of the Closing Date. At the Closing, the Stockholders whose Stock is to be redeemed pursuant to Section 1.5 shall deliver to GIC the certificates for the Stock to be redeemed pursuant to Section 1.5, endorsed for transfer or accompanied by duly executed stock powers, and GIC shall deliver to them the redemption price therefor as contemplated by Section 1.5; and the Selling Stockholders shall deliver to Sensormatic the certificates for the remaining Stock as contemplated by Section 1.1(b), endorsed for transfer or accompanied by duly executed stock powers, and Sensormatic shall deliver to the Selling Stockholders, in the aggregate, the Aggregate Purchase Price. The Aggregate Purchase Price shall be apportioned among the Selling Stockholders on the basis of their respective Post-Redemption Stockholder Percentages and paid by wire transfer or certified or cashiers' check or in shares of Sensormatic Common Stock pursuant to Section 1.4, as applicable. At the Closing, the Stockholders and GIC shall deliver the additional certificates, documents and instruments contemplated to be delivered by them pursuant to
Section 5; and Sensormatic shall execute and deliver the additional certificates, documents and instruments contemplated to be delivered by Sensormatic pursuant to Section 6.

         1.4     OPTIONAL PAYMENT IN SENSORMATIC STOCK OR BY A NOTE.

         (a) At Sensormatic's option, all or a portion of the Aggregate Purchase Price may be paid in the form of (i) Sensormatic Common Stock, par value $.01 per share ("Sensormatic Common Stock), or (ii) in the event that the Registration Statement filed by Sensormatic pursuant to Section 1.4(c) hereof has not become effective as of the Closing Date, a note payable in cash or Sensormatic Common Stock or a combination thereof (the "Sensormatic Note") substantially in the form of Exhibit A hereto, subject to the terms and conditions of this Section 1.4. Any portion of the Aggregate Purchase Price or, if the Sensormatic Note is delivered, any portion of the outstanding balance of the Sensormatic Note, which is not paid in Sensormatic Common Stock shall be payable by wire transfer or by certified or cashier's check delivered to the Stockholder Representative (as defined in Section 10.3) or an account designated by him for the benefit of the Selling Stockholders, and allocated among the Selling Stockholders on the basis of their respective Post-Redemption Stockholder Percentages, as set forth on Schedule I. If the Sensormatic Note is delivered, it will be secured by the Stock pursuant to a pledge agreement (the "Pledge Agreement") in a form mutually acceptable to the parties, to be executed by the parties at the Closing.

         (b) The number of shares of Sensormatic Common Stock payable to each Selling Stockholder receiving stock pursuant to this Section 1.4 shall be equal to (i) the product of that portion of the Aggregate Purchase Price payable in Sensormatic Common Stock multiplied by such Selling Stockholder's Post-Redemption Stockholder Percentage, as set forth on Schedule I, divided by
(b) the average of the closing prices (last sale) of Sensormatic Common Stock on the New York Stock Exchange, Inc. ("NYSE") for the five trading days immediately prior to the date they are delivered to or for the account of the Selling Stockholders (the "Payment Date") (or, at Sensormatic's option, a five-day period ending up to two days earlier). Such average closing price of the Sensormatic Common Stock as of a given day is sometimes referred to generically herein as the "Average Closing Price", and such price for purposes of determining the number of shares deliverable on the Payment Date is sometimes referred to herein as the "Payment Date Price". A certificate representing the aggregate number of shares so issued shall be delivered in street name for the account of the Selling Stockholders' broker, for the benefit of the Selling Stockholders collectively, and any remaining fractional share shall be settled in cash.

         (c) Sensormatic shall file a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission in order to register under the Securities Act of 1933 (the "Securities Act") the resale by the Selling Stockholders of the shares of Sensormatic Common Stock delivered to them at the Closing pursuant to this Section 1.4 or pursuant to the Sensormatic Note (the "Payment Date Shares") and any additional shares issued pursuant to this Section 1.4, and shall use its best efforts to cause such Registration Statement to become effective. The effectiveness of the Registration Statement shall be a condition to the issuance of the Payment Date Shares, as contemplated by Section 6.12. With respect to all sales of Payment Date Shares during the period beginning on the Payment Date and ending at the close of the fifth NYSE trading day thereafter (subject to extension by mutual agreement of Sensormatic and the Stockholder Representative) (the "Resale Period"), Sensormatic shall reimburse the Selling Stockholders collectively, in cash or Sensormatic Common Stock (or a combination thereof) at Sensormatic's option, for the amount, if any, by which (i) the product of the Payment Date Price times the number of Payment Date Shares sold by the Selling Stockholders during the Resale Period, exceeds (ii) the "Net Proceeds" of sale of such Payment Date Shares sold -- i.e., the cash proceeds of all sales of Payment Date Shares by the Selling Stockholders during the Resale Period less broker commissions and selling expenses. Sensormatic shall make such reimbursement within five business days following the delivery by the Selling Stockholder's broker or representative for the applicable brokerage of a schedule showing the calculation on a trade-by-trade basis of such cash proceeds and Net Proceeds from sales of Payment Date Shares during the Resale Period, accompanied by the applicable confirmations. The Selling Stockholders agree that all sales during the Resale Period and the period referred to in Section 1.4(d) of Sensormatic Common Stock issued to them pursuant to this Agreement shall be made in a orderly fashion and in a manner reasonably acceptable to Sensormatic. The broker for the Selling Stockholders shall be Wertheim Schroder & Co., Incorporated or another broker designated by the Stockholders' Representative and reasonably acceptable to Sensormatic, provided, that such other brokers' commission shall not exceed the broker's commission which would have been payable to Wertheim Schroder & Co., Incorporated if it acted as broker for the Selling Stockholders.

         (d) In the event that Sensormatic elects to deliver additional Sensormatic Common Stock pursuant to Section 1.4(c), (i) the number of such shares delivered shall be equal to the amount payable pursuant to such Section 1.4(c) to be paid in shares divided by the NYSE Closing Price as of the trading date immediately prior to the date of delivery of such shares (or within two trading days prior thereto, as determined by Sensormatic), and (ii) with respect to any shares so delivered (or a like number of Payment Date Shares) which are sold by the Selling Stockholders receiving them before the end of the second NYSE trading day following the date of delivery of such shares to them or their broker, Sensormatic shall further promptly reimburse the applicable Selling Stockholders, in cash, for the amount, if any, by which the aggregate valuation of such shares as determined pursuant to clause (i) of this Section 1.4(d) exceeds the Net Proceeds of sale of such shares.

         1.5     CLOSING NET WORTH; REDEMPTION.

         (a) The net worth of GIC as of December 31, 1994 (i.e., total assets minus total liabilities, in each case as arising in the operation of the Business in the ordinary course through such date and calculated in accordance with generally accepted accounting principles consistently applied with prior periods, subject to any express provision of this Agreement) shall be $2,222,195. In the event GIC's net worth as of December 31, 1994 is greater than $2,222,195, GIC may redeem shares (or fractional shares) of stock from certain of the Stockholders, as determined by the Board of Directors of GIC, and in a manner and amount reasonably acceptable to Sensormatic, as of the Closing Date, in exchange for cash or obligations of GIC in such amounts as shall reduce GIC's net worth as of December 31, 1994 (treating the redemptions as made on that date) to $2,222,195. A schedule prepared and signed by the Stockholder Representative, and countersigned by Sensormatic, showing the number of shares of Stock redeemed from each applicable Stockholder and the redemption price therefor, shall be binding on Sensormatic and all Stockholders (subject to adjustment as set forth in this Section 1.5), and Schedule I shall be updated to give effect to the Redemption. The shares so redeemed shall be delivered to GIC free and clear of all Liens. In the event that GIC's net worth as of December 31, 1994 is less than $2,222,195, Sensormatic shall be entitled to a dollar-for-dollar reduction in the Aggregate Purchase Price, effective at the Closing or reimbursable pursuant to Section 8 promptly following the Closing. For purposes of this Section 1.5, the net worth of GIC shall not be affected by any elections under the Internal Revenue Code made by Sensormatic or GIC after the Closing Date.

         (b) The redemption amount payable by GIC prior to the Closing Date shall be based upon the estimated net worth of GIC as reflected on an estimated balance sheet of GIC as of December 31, 1994 prepared by GIC and acceptable to Sensormatic. As soon as practicable after the Closing Date, the Stockholder Representative shall prepare a proposed final balance sheet of GIC as of December 31, 1994 (the "December 31 Balance Sheet") which shall be audited by Deloitte & Touche (at GIC's expense following the Closing Date). Sensormatic may at its option (and its expense) cause the audited December 31, 1994 Balance Sheet to be reviewed by Ernst & Young. Any issues raised by Ernst & Young as to the definitive net worth of GIC as of December 31, 1994 shall be resolved by the mutual agreement of Sensormatic and the Stockholder Representative, on behalf of the Selling Stockholders. In the event that Sensormatic and the Stockholder Representative are not able to resolve all such disputes, the parties shall submit any remaining disputes to binding determination by an accounting firm designated by mutual agreement of Deloitte & Touche and Ernst & Young. Sensormatic shall bear all costs associated with any such final determination, except that if such final determination results in an adjustment in Sensormatic's favor of more than $10,000, compared with the December 31 Balance Sheet as originally audited by Deloitte & Touche, such costs (up to a maximum of $40,000) shall be borne by the Stockholders. On the basis of the net worth of GIC reflected on the December 31 Balance Sheet as finally determined in accordance with this
Section 1.5(b), the Stockholders shall promptly repay to Sensormatic any excess, or Sensormatic shall promptly pay to the Selling Stockholders any deficiency, as applicable, in the amount previously distributed to them pursuant to this Section 1.5 as compared with the amount required to give proper effect to the provisions of Section 1.5(a).

         2. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS REGARDING GIC. The Principal Stockholders, jointly and severally, and the other Stockholders, severally, hereby represent and warrant to Sensormatic, as of the date hereof and as of the Closing Date, as follows:

         2.1 DUE INCORPORATION AND QUALIFICATION OF GIC; SUBSIDIARIES; CAPITALIZATION.

         (a) Each of GIC and Glen Industrial Communications of Delaware, Inc. ("GIC Delaware"), GIC's subsidiary, is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its business in the places and in the manner as currently conducted.

         (b) With the exception of GIC Delaware, GIC has no direct or indirect subsidiaries, nor are there any other entities which GIC otherwise controls or in which GIC has an ownership or investment interest. References herein to "GIC" shall be deemed to refer to GIC and GIC Delaware collectively unless the context otherwise requires.

         (c) Set forth in Item 2.1(c) of the Disclosure Schedule delivered by the Stockholders herewith and incorporated by reference herein (the "Disclosure Schedule") is a list of all jurisdictions in which each of GIC and GIC Delaware is qualified to do business and is in good standing as a foreign corporation.

Except as disclosed in Item 2.1(c) of the Disclosure Schedule, GIC is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the activities conducted by it or the character of the properties owned or leased by it makes such qualification necessary and the failure to so qualify would have a material adverse effect on the business, financial condition, or results of operations of GIC and GIC Delaware, taken as a whole (a "Material Adverse Effect")

         (d) Except as set forth in Item 2.1(d) of the Disclosure Schedule, none of GIC, the Stockholders nor any of their respective affiliates (or their spouses, parents or children) owns, directly or indirectly, any assets used in the Business or any interest in any corporation, partnership, joint venture or other business entity that (i) competes with GIC, (ii) sells or purchases products or services to or from GIC, (iii) leases real or personal property to or from GIC or (iv) otherwise does business with GIC. Also set forth in Item 2.1(d) of the Disclosure Schedule is a schedule of performance bonds or guaranties furnished by any of the Selling Shareholders for the benefit of GIC (copies of each of which have been furnished to Sensormatic), briefly describing the amount and terms thereof.

         (e) The authorized capital stock of GIC consists of 1,000 shares of common stock, par value $1.00 per share (the "GIC Shares"), of which 337 shares, constituting the Stock, are issued and outstanding, and an additional 63 shares are held in treasury. All of such issued and outstanding shares of Stock were duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights. All of the 100 issued and outstanding shares of capital stock of GIC Delaware were duly and validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights, and are held beneficially and of record by GIC. Except as expressly set forth in this Section 2.1(e) or in Item 4.1 of the Disclosure Schedule, there are no issued or outstanding shares of capital stock of GIC or GIC Delaware and no outstanding options, warrants, rights, conversion rights, pre-emptive rights, calls, commitments or demands of any character obligating GIC or GIC Delaware to issue, sell, redeem or repurchase any of its shares of such capital stock or any other security giving a right over such shares of capital stock.

         (f) Set forth opposite each Stockholder's name on Schedule I under the heading "Number of GIC Shares Held" is the number of shares of Common Stock owned by such Stockholder as of the date hereof and to be owned by him or her immediately prior to the Redemption and the Closing.

         2.2     AUTHORITY; DUE AUTHORIZATION; VALID OBLIGATION.

         (a) GIC has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. GIC has taken all corporate action necessary for the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby.

         (b) This Agreement constitutes the valid and binding obligation of GIC, enforceable against GIC in accordance with its terms, except as may be limited by principles of equity or by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

         2.3 NO CONFLICTS OR DEFAULTS. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (a) contravene GIC's or GIC Delaware's Certificate of Incorporation or By-laws; or (b) except as set forth in Item 2.3 of the Disclosure Schedule, with or without the giving of notice or the passage of time, or both, (i) violate or conflict with, or result in a breach of, or a default or loss of rights under, any agreement, mortgage, indenture, lease, instrument, permit or license to which GIC or GIC Delaware is a party or by which any of such persons or any of GIC's or GIC Delaware's assets is bound (including without limitation any of the contracts referred to in Sections 2.6(d), 2.6(g) or 2.14, except that the foregoing representation shall not apply to any Installation Contracts referred to in Section 2.6(d) involving a billing backlog of less than $30,000 or any Monitoring Contracts referred to in
Section 2.6(d) involving annual payments in 1994 of less than $25,000), or any judgment, order, decree, law, rule or regulation to which any of such persons or any of GIC's or GIC Delaware's assets is subject, (ii) result in the creation of, or give any party the right to create, any Liens upon GIC, GIC Delaware or any of GIC's or GIC Delaware's assets or (iii) terminate or give any party the right to terminate, abandon or refuse to perform any agreement, arrangement or commitment to which GIC or GIC Delaware is a party or by which it or any of its assets is bound.

         2.4     COPIES OF CHARTER DOCUMENTS AND STOCK RECORDS.

         (a) Correct and complete copies of the Certificate of Incorporation, By-laws and other organizational or governing instruments of GIC and GIC Delaware, in each case as amended to the date hereof, have been furnished to Sensormatic by GIC.

         (b) GIC has made available to Sensormatic correct and complete copies of the minute books, stock ledgers or other statutory books of GIC and GIC Delaware.

         2.5 AUTHORIZATIONS. Except as set forth in Item 2.5 of the Disclosure Schedule, no authorization, approval, order, license, permit or consent of, or filing or registration with, any court or governmental authority, or consent of any other party, is required in connection with the execution, delivery and performance by GIC or the Stockholders of this Agreement.

         2.6     FINANCIAL STATEMENTS.

         (a) GIC has furnished to Sensormatic (i) audited consolidated financial statements for and as of the end of each of the two fiscal years ended December 31, 1993, reported upon by Deloitte & Touche, and (ii) unaudited interim consolidated financial statements as of and for the ten months ended October 31, 1994 (collectively, the "Financial Statements"). The Financial Statements were prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis, are reconcilable to the books and records of GIC and present fairly the financial position of GIC as at the dates thereof and the results of its operations, cash flows and changes in financial position for the periods then ended, provided, however, that the unaudited interim financial statements are subject to normal year-end adjustments and lack of footnotes and other presentation items, none of which are, singly or in the aggregate, material.

         (b) Except as disclosed in Item 2.6(b) of the Disclosure Schedule, as of October 31, 1994 (the "Balance Sheet Date"), GIC had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due ("Liabilities"), which were not specifically disclosed or provided for in the unaudited consolidated balance sheet of GIC as of the Balance Sheet Date (the "Interim Balance Sheet") or the notes to the Financial Statements as of and for the period ended December 31, 1993 (the "Financial Statement Notes"). Since the Balance Sheet Date, GIC has not incurred any Liabilities outside of the ordinary course of business, or any Liabilities which, individually or in the aggregate, are likely to have a material adverse effect on the business, prospects, financial condition or results of operations of GIC (a "Material Adverse Effect"). All such Liabilities incurred since the Balance Sheet Date are fully reflected or reserved on the books and records of GIC. Except as set forth in the Financial Statement Notes, during the period covered by the Financial Statements, GIC has not changed any of its accounting methods, principles or procedures or made any revaluations of any material assets, other than write-downs of inventory in the ordinary course of business.

         (c) GIC has furnished to Sensormatic true and correct schedules of its aged accounts receivable and accounts payable as of the Balance Sheet Date, and will provide updated schedules thereof as reasonably requested by Sensormatic prior to the Closing. All of the accounts receivable and notes receivable reflected on the Interim Balance Sheet and the books of GIC are actual bona fide receivables representing obligations for the amounts thereof shown on the Interim Balance Sheet or such books, which resulted or shall have resulted from the regular course of

GIC's business and are fully collectible by GIC, except to the extent reserved for on the Interim Balance Sheet or, in the case of such accounts and notes receivable arising after the Balance Sheet Date, on the books of GIC consistent with prior practice.

         (d) Set forth in Item 2.6(d) of the Disclosure Schedule are (i) a correct and complete list of all open and uncompleted installation contracts and purchase orders as of the Balance Sheet Date (collectively, the "Installation Contracts") and (ii) a correct and complete list of all current monitoring and maintenance contracts as of the Balance Sheet Date (collectively, the "Monitoring Contracts"), and GIC will furnish similar updated lists as they become available prior to the Closing. All such lists are and will be true, correct and complete in all material respects as of their respective dates, the contracts and purchase orders listed thereon are and will be in force as of such dates and, to GIC's knowledge, there have occurred and will have occurred no defaults or other events which would cause the information set forth on such lists to be incorrect in any material respect. GIC has furnished to Sensormatic its standard form of Installation Contract and its standard form of Monitoring and Maintenance Contracts (it being understood that individual contracts may not conform to the same).

         (e) Set forth in Item 2.6(e) of the Disclosure Schedule is a correct and complete list as of the Balance Sheet Date of all outstanding bids or proposals of GIC with respect to its products or services which had not as of that date resulted in Installation Contracts or Monitoring Contracts referred to in Section 2.6(d). GIC will furnish updated lists thereof as they become available prior to the Closing. All such outstanding bids and proposals, and all Installation Contracts and Monitoring Contracts referred to in Section 2.6(d), are and will be entered into in the ordinary course of GIC's business, based upon the past marketing policies with respect to such products and services, and, to the best of the knowledge of the Principal Stockholders, such bids, proposals, Installation Contracts and Monitoring Contracts collectively will, upon fulfillment in accordance with their terms and based upon estimated life cycle revenues, result in a profit to GIC consistent with past practice.

         (f) Except as set forth in Item 2.6(f) of the Disclosure Schedule, the inventories reflected on the Interim Balance Sheet and on the books of GIC consist of items in good and merchantable condition and which were acquired in the ordinary course of business of GIC. The inventories reflected on the Interim Balance Sheet or such books of GIC are valued at the lower of cost (under the first-in, first-out method) or market, determined in a manner consistent with prior periods. The level of inventories currently owned by GIC is appropriate in relation to the current requirements of GIC.

         (g) Set forth in Item 2.6(g) of the Disclosure Schedule is a true, complete and correct list of all rental agreements and leases of GIC's products (the "Equipment Agreements"), setting forth the date of each such Equipment Agreement, the name of the lessee the remaining thereunder, the equipment leased thereunder, the term remaining on such Equipment Agreement, the respective amounts of the remaining lease or installment payments and the amount of any security deposit held by GIC thereunder. Each such Equipment Agreement is valid, assignable without the consent of the lessee thereunder and noncancelable by the lessee thereunder for the term thereof. GIC is in compliance and is current in all material respects in its obligations under the Equipment Agreements. All work performed by GIC is respect of its installation and service duties under the Equipment Agreements has been performed in a workmanlike manner in the normal course of GIC's business.

         2.7     TITLE TO ASSETS.

         (a) With the exception of the Liens and other exceptions to title listed in Item 2.7(a) of the Disclosure Schedule, GIC has good and marketable title to all its principal properties and assets, real and personal, free and clear of all Liens.

         (b) Set forth in Item 2.7(b) of the Disclosure Schedule is a list of all real property owned or leased by GIC (the "Realty"). Included in such list is the address (including the county) of each location where GIC keeps a material amount of its inventory or work-in-process.

         (c) All material leases pursuant to which GIC leases real or personal property from others are in good standing, valid and effective in accordance with their respective terms.

         2.8 ORDINARY COURSE; NO MATERIAL ADVERSE EFFECT. Except as set forth in Item 2.8 of the Disclosure Schedule, since the Balance Sheet Date, GIC has conducted the Business and maintained its assets substantially in the same manner as previously conducted or maintained and solely in the ordinary course and, since such date, there has not been any material adverse change in the business, financial condition or results of operations of GIC and GIC Delaware or their assets, taken as a whole, and none of the events referred to in the second sentence of Section 4.1 has occurred.

         2.9     PRODUCTS.

         (a) To the best of GIC's and the Stockholders' knowledge, after due inquiry, (i) to the extent that any equipment or products sold or leased by GIC are required to meet applicable standards of the Federal Communications Commission ("FCC") or Underwriters Laboratories Inc. ("UL"), such equipment and products meet such standards, and (ii) to the extent that any such equipment or products require any FCC or UL approvals, registrations or certifications, such equipment and products have received or are in the process of timely receiving such approvals, registrations or certifications. Further, GIC's central station product has received the applicable UL approval.

         (b) Except as set forth in Item 2.9(b) of the Disclosure Schedule, GIC has not received any notice of any outstanding or threatened liability or claim for defects or breaches of warranty or negligence, existing or alleged, in connection with the design, manufacture, sale, lease, installation, maintenance or use of any of the products of, or any services performed by or on behalf of, GIC, and, neither GIC, any of the Stockholders nor any GIC management personnel interviewed by Sensormatic knows of any such liability or claim or any basis for any such liability or claim, except to the extent (if any) reserved against on the Interim Balance Sheet.

         2.10    PERMITS; COMPLIANCE WITH LAW.

         (a) GIC and/or its employees hold all valid and subsisting permits, certificates, licenses, approvals and other authorizations of governmental authorities (collectively, "Permits) as are material to the conduct of the Business, are in compliance in all material respects with the terms of each thereof and have not received any notice or claim pertaining to the failure to obtain any such Permit. Except as set forth in Item 2.10(a) of the Disclosure Schedule, no such Permits will terminate as of a result of the transactions contemplated by this Agreement. To the best of GIC's and the Stockholders' knowledge, GIC's business has not been, and is not being, conducted in violation of any law, ordinance, rule or regulation, except for violations that, individually or in the aggregate, do not and are not likely to have a Material Adverse Effect.

         (b) The structures and equipment, whether owned or leased, which are currently used by GIC conform to all applicable laws, orders, regulations, ordinances or governmental or contractual requirements relating to their construction, use and operation, except any such instances of noncompliance as do not, singly or in the aggregate, have a Material Adverse Effect.

         2.11    TAXES.

         (a) GIC has filed all federal, state, provincial, local and foreign returns, notices, reports and computations which were required to be filed prior to the date hereof in respect of all income, withholding, franchise, payroll, excise, property, value-added, sales, use or other taxes, duties or assessments (together with any related penalties, fines or interest, "Taxes"), each such return and report is complete and accurate in all material respects, and GIC has paid or made provision in the Interim Balance Sheet or, since the Balance

Sheet Date, in its books and records for (i) payment of all Taxes (and any related penalties, fines and interest) shown to be due on such returns or reports, (ii) assessments received with respect thereto, and (iii) any Taxes which otherwise may be due with respect to periods ending on or prior to the date hereof.

         (b) Except as disclosed in Item 2.11(b) of the Disclosure Schedule, GIC has not received notice of any claims pending or threatened for taxes against GIC or GIC Delaware for periods ending on or before the date hereof in excess of the amounts reflected in the Interim Balance Sheet or such records. Except as set forth in Item 2.11(b) of the Disclosure Schedule, no tax return of GIC is currently under audit or examination by any governmental authority, or, to GIC's knowledge, proposed to be audited or examined. Except as disclosed in Item 2.11(b) of the Disclosure Schedule, GIC does not know of any threatened Tax claims or assessments against GIC and has not received notice of any proposed deficiency with respect to any of its income tax returns.

         (c) GIC (which for purposes of this Section 2.11(c) includes any predecessor thereof) is not a party to any agreement characterized as a lease under Internal Revenue Code ("Code") Section 168(f)(8) (safe harbor leases) at any time in effect. GIC has not made a consent under Code Section 341(f)(1) or agreement under Code Section 341(f)(3)(B) (shareholder relief from collapsible corporation rules) (or any comparable state income tax provision) consenting or agreeing to have the provisions of Section 341(f)(2) of the Code (or any comparable state income tax provision) apply to any disposition of any of the Company's assets or property. GIC has never been an "S" corporation and no "S" election has ever been filed with respect to GIC. GIC has not made or filed for, nor is it required by any law or regulation to make or file for, any change of accounting method that will result in its reporting taxable income for any period after the Closing. GIC is not acting as a nominee or a trustee for any person, corporation, partnership, trust or estate.

         2.12    EMPLOYEE BENEFITS.

         (a) The Glen Industrial Communications Retirement Savings Plan (the "Profit Sharing Plan") is the only "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by GIC or to which GIC has any liability or obligation. Set forth in Item 2.12(a) of the Disclosure Schedule is a list of all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, deferred compensation, stock ownership, stock bonus, stock option, phantom stock, retirement, vacation, disability, death benefit, unemployment, hospitalization, medical, severance, or other plans, agreements, arrangements or understandings providing benefits to any current or former employee, officer or director of GIC or to which GIC has any liability or obligation (all such plans, agreements, arrangements and understandings referred to in this Section 2.12(a), including the Profit Sharing Plan, being hereinafter referred to as the "GIC Benefit Plans"). GIC has delivered to Sensormatic true, complete and correct copies of (w) each GIC Benefit Plan and any amendments thereto (or, in the case of any unwritten GIC Benefit Plans, descriptions thereof), (x) annual reports on Form 5500 for the past three years (together with accompanying financial statements) filed with the Internal Revenue Service or Department of Labor, as applicable, with respect to each GIC Benefit Plan (if any such report was required), (y) all summary plan descriptions for each GIC Benefit Plan for which such summary plan description is required or otherwise available and (z) each trust agreement and group annuity contract relating to any GIC Benefit Plan. Except as set forth in Item 2.12(a) of the Disclosure Schedule, GIC has not terminated any GIC Benefit Plan previously in effect. GIC's Benefit Plans previously provided for post-retirement medical benefits, but such benefits have since been terminated.

         (b) The accrued obligations of GIC under all GIC Benefit Plans are reflected on the Interim Balance Sheet as of its date and on the books of GIC for periods thereafter up to the Closing Date.

         (c) Each GIC Benefit Plan and any related trust complies currently, and has complied at all times in the past, both as to form and operation, in all material respects with the terms of such GIC Benefit Plan and with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended, and other applicable laws. All necessary government approvals for each GIC Benefit Plan have been or will be obtained on a timely basis.

         (d) The Profit Sharing Plan is a prototype standardized profit sharing plan sponsored by State Mutual Life Assurance Co. of America ("State Mutual"). State Mutual has obtained a determination letter with respect to the Profit Sharing Plan (and a copy thereof has been furnished to Sensormatic). To the best of GIC's and the Stockholders' knowledge, the determination letter has not been revoked. All contributions of GIC required by the Profit Sharing Plan have been made by GIC or properly accrued and reflected on the Interim Balance Sheet. With respect to the Profit Sharing Plan, (i) the financial statements of the Profit Sharing Plan, as of the close of its most recent Plan year for which financial statements are available, present fairly the financial condition of such Plan for such plan year; (ii) no "prohibited transaction" (as defined in Section 406 of ERISA) resulting in material liability of GIC has occurred (and the Stockholders have no knowledge of any prohibited transaction resulting in liability of GIC, whether or not material); (iii) no breach of fiduciary responsibility under Part 4 of Title I of ERISA resulting in material liability of GIC has occurred (and the Stockholders have no knowledge of any breach of fiduciary duty resulting in liability of GIC, whether or not material); and (iv) the Profit Sharing Plan is qualified under Code Section 401 and the trusts maintained pursuant thereto are exempt from federal income taxation under Code Section 501. GIC has furnished to Sensormatic an estimate of contributions to be made by GIC under the Profit Sharing Plan through December 31, 1994.

         (e) GIC does not maintain, and has no obligation to, any "multi-employer plan" (as such term is defined in Section 4001(a)(3) of ERISA). GIC has no liability (contingent or otherwise) with respect to any terminated GIC Benefit Plan. GIC does not have any liability with respect to a controlled group of corporations or a trade or business (whether or not incorporated) under common control which, together with GIC, is or was at any time treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

         2.13 LITIGATION. Set forth in Item 2.13 of the Disclosure Schedule is a list of all claims, actions, suits, proceedings, investigations and criminal proceedings, at law or in equity, before any national, state or provincial, local or other governmental authority, court, arbitration tribunal or other forum (collectively, "Proceedings") pending or, to GIC's knowledge, threatened against GIC. Except as noted in Item 2.13 of the Disclosure Schedule, none of such Proceedings, if adversely determined, would, singly or in the aggregate, have a Material Adverse Effect or would materially adversely affect consummation of the transactions contemplated by this Agreement, or challenges the validity or propriety of the transactions contemplated by this Agreement. To the knowledge of GIC, there is no material outstanding and unsatisfied judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or governmental authority against or relating to GIC or its assets.

         2.14    AGREEMENTS AND COMMITMENTS.

         (a) Set forth in Item 2.14 of the Disclosure Schedule is a correct and complete list of all of the following agreements and instruments to which GIC (including GIC Delaware) is a party ("Listed Instruments"): (i) each employment, consulting, severance or other agreement (including any "golden parachute" or similar arrangement) with any employee, consultant, sales or manufacturers representative, officer, director or stockholder of GIC (or any company which is controlled by any such individual) whose total rate of annual remuneration, including the fair market value of all non-cash "personal benefits" received by any such individual or company, exceeds $40,000, and all employment and other agreements with any such individual or company which provide total aggregate compensation thereunder in excess of $75,000; (ii) each lease requiring the payment of rentals aggregating at least $20,000 per annum, pursuant to which real or personal property is held under lease, or leased to any person by GIC (other than leases of its products to customers in the ordinary course of business referred to in Section 2.6(g));
(iii) each loan, security, mortgage, guaranty or other agreement or instrument evidencing indebtedness for monies borrowed by or credit available to GIC, or any guaranty of an obligation by GIC, or securing any thereof; (iv) each distribution, dealership, franchise, sales agency or similar agreement to which GIC is a party; (v) each manufacturing or supply agreement to which GIC is a party (other than Installation Contracts listed under Section 2.6(d)); (vi) each partnership, joint venture, shareholders or similar agreement to which GIC or any of the Stockholders (in their capacity as such) is a party; (vii) each agreement or understanding relating to the acquisition by GIC of any Intellectual Property (as such term is defined in Section 2.15) or any rights therein, or the grant by GIC of any rights therein (including by license in either case), or any consulting or other services provided by any person with respect thereto; (viii) each research, development and technical assistance agreement; (ix) any covenants not to compete or similar restrictions on the conduct of the Business; and (x) each other contract, commitment or understanding to which GIC is a party (and which is not disclosed in any other Item of the Disclosure Schedule or in the Financial Statement Notes) and which
(A) involves in excess of $50,000, (B) has a term of one year or more and is not terminable without further liability, penalty or premium or (C) was entered into other than in the ordinary course of business.

Except as set forth in the applicable Item of the Disclosure Schedule, (x) a true and complete copy of each written Listed Instrument has been made available to Sensormatic, (y) the consummation of the transactions contemplated by this Agreement will not cause any of the Listed Instruments or the Installation Contracts or Equipment Agreements to terminate or give any party thereto the right to terminate or renegotiate the same, and (z) GIC is not in breach or default in any material respect under any of the Listed Instruments, Installation Contracts or Equipment Agreements. Neither GIC nor any of the Principal Stockholders has any knowledge of any other material breach or default under any Listed Instrument, Installation Contract or Equipment Agreement by any other party thereto or by any other person, firm or corporation bound thereby.

         (b) GIC is not a party to any union or collective bargaining contracts with respect to any employees of GIC and there has not been, nor has GIC received written notice threatening, any representational or organizational activity, strike, slowdown, picketing or work stoppage by any union or other group of employees against GIC.

         2.15 INTELLECTUAL PROPERTY. Except as set forth in Item 2.15 of the Disclosure Schedule, none of the products or services sold or otherwise furnished by GIC or the conduct of the Business infringes any patent, trademark, trade secret or other proprietary right (collectively, "Intellectual Property") of any third party. GIC has not received any claims that it or its Intellectual Property has infringed the rights of others, and neither GIC nor either of the Principal Stockholders is aware of any infringement of GIC's Intellectual Property by others.

         2.16    ENVIRONMENTAL MATTERS.

         (a) Set forth in Item 2.16 of the Disclosure Schedule is a true and complete list of any environmental reports and studies performed by or for GIC with respect to any of the Realty (the "Environmental Reports"). True and complete copies of any such Environmental Reports have been collected by GIC and made available to Sensormatic.

         (b)     Except as set forth in the Environmental Reports or in Item
2.16 of the Disclosure Schedule, neither GIC nor, to the knowledge of GIC, any other person has ever caused or permitted any Hazardous Material (as hereinafter defined) to be spilled, released, discharged or disposed of on, under or at the Realty or any part thereof, other than in the ordinary course of business and in compliance with all laws (and rules and regulations thereunder), ordinances, Permits, guidelines, orders and consent decrees of any applicable federal, state, local or foreign government (or agency thereof) concerning the disposal, release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment (collectively, "Environmental Laws"). The Realty has never been used by GIC or, to the knowledge of GIC, by any other person as a dump site or storage site (whether permanent or temporary) for any Hazardous Material, except for temporary storage of Hazardous Material used or generated in the ordinary course of business and generated, used, stored and disposed of in accordance with all applicable Environmental Laws. For all purposes of this Agreement, "Hazardous Material" shall mean any pollutants, contaminants, chemicals, or industrial toxic or hazardous substance or material defined as such in (or for purposes of) the Environmental Laws, including, without limitation, any waste constituents coming within the definition or list of hazardous substances in 40 C.F.R. Section 261.1 through 261.33.

         (c) Except as set forth in Item 2.16 of the Disclosure Schedule, neither GIC nor, to the knowledge of GIC and the Principal Stockholders, any other person has ever caused or permitted any Hazardous Material to be placed, held, handled or located on, under or at the Realty or any part thereof other than in the ordinary course of business and in compliance with all Environmental Laws.

         (d) Except as set forth in the Environmental Reports, the Realty does not have any environmentally sensitive areas (such as wetlands, floodplains and stream corridors) that restrict the current or contemplated uses of the Realty.

         (e) GIC has not received any complaint, order, citation or other notice from any governmental authority (including, without limitation, the Environmental Protection Agency) of any misuse, spill, discharge or other release of any Hazardous Material by GIC or affecting the Realty, or any violation or alleged violation of any Environmental Law by GIC.

         2.17 SUPPLIERS AND CUSTOMERS. Set forth in Item 2.17 of the Disclosure Schedule is a list of all suppliers (including assemblers or manufacturers of component or finished products) from whom GIC has purchased more than $15,000 of goods or services during the first ten months of 1994 and all customers of GIC. GIC has adequate sources of supply for all products or the components thereof. The relationship of GIC with such suppliers and customers is good and, except as disclosed in Item 2.17 of the Disclosure Schedule, none of GIC's suppliers or customers has expressed any intent to terminate or materially modify any of such relationships with GIC.

         2.18 INSURANCE. All of the insurable assets of GIC are adequately insured for GIC's benefit against loss or damage by theft, fire and all other hazards and risks of a character usually insured against by persons operating similar properties in the localities where such properties are located, under valid and enforceable policies issued by insurance carriers of substantial assets and recognized responsibility in amounts sufficient to prevent the insured from becoming a co-insurer within the terms of such policies. All such policies of insurance are in full force and effect on the date hereof in accordance with their terms, and GIC has not received notice of termination of any such policies.

         2.19 BANK ACCOUNTS, ETC. GIC has heretofore furnished Sensormatic with a true, correct and complete list of (a) all accounts and credit arrangements maintained by GIC, and all persons authorized to sign or act on behalf of GIC with respect thereto, and all safe deposit boxes and other similar custodial arrangements and (b) the names of all persons holding powers of attorney from GIC or otherwise authorized to act on behalf of GIC with respect to any matters and a summary of the terms thereof.

         2.20 SENSORMATIC COMMON STOCK NOT REGISTERED. The Selling Stockholders receiving Sensormatic Common Stock recognize and agree that such stock has not been registered under the Securities Act or any applicable state securities or "blue sky" laws, and that such stock may not be resold absent such registration, or pursuant to an opinion of counsel acceptable to counsel for Sensormatic to the effect that such resale would be permitted pursuant to an exemption from registration. If the Registration Statement has not become effective as of or prior to the Closing, the foregoing limitation shall be reflected in a legend on the certificates representing the Closing Date Shares until such time as the Registration Statement becomes effective.

         2.21 MISCELLANEOUS. All representations and warranties of GIC and the Stockholders set forth in this Agreement and all information set forth by GIC and the Stockholders in the Disclosure Schedule or any schedules or exhibits hereto or thereto, were, as of the date of which they were made or given, true and complete in all material respects and no such representation, warranty or information contains or contained any untrue statement of a material fact or, to the knowledge of the Principal Stockholders, omits or omitted to state any material fact necessary in order to make such representation or warranty, in light of the circumstances under which it is or was made, not false or misleading. Any disclosure made pursuant to any of the representations in this Section 2 shall be deemed to have been made for purposes of any other such representations.

         2.22 INFORMATION SUPPLIED. None of the information to be supplied by or on behalf of GIC or any Selling Stockholder for inclusion or incorporation by reference in the Registration Statement, including any amendments or supplements thereto, shall, at the time the Registration Statement becomes effective under the Securities Act, or, in the case of any subsequent amendment or supplement thereto, the date thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         2A INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each of the Stockholders, severally, represents and warrants to Sensormatic as follows:

         (a) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with or contravene, or result in the breach of, any agreement binding upon him or her or to which his or her property or assets may be subject, or any decree, order or rule of any court or governmental authority which is binding on or applicable to him or her or his or her property or assets.

         (b) He or she is the sole beneficial and record owner of the shares of Stock indicated after his or her name on Schedule I hereto, free and clear of all Liens, and has the unrestricted right to deliver all right, title and interest in and to the same to Sensormatic (or, to the extent redeemed, to GIC). At the Closing, upon the assignment and delivery of the certificates for such shares by or on behalf of each such Stockholder to Sensormatic (or, to the extent redeemed, to GIC), duly endorsed or accompanied by properly executed stock powers for transfer, Sensormatic (or GIC) will acquire full, good and marketable title to all such shares, free and clear of all Liens.

         (c) He or she is not a party to any agreement or understanding (other than as contemplated by this Agreement) pursuant to which any person has any option or right to acquire any of the shares of Stock owned by him or her.

         (d) This Agreement constitutes the valid and binding obligation of him or her, enforceable against him or her in accordance with its terms, except as may be limited by principles of equity or by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

         (e) Except as set forth in Item 2.1(d) of the Disclosure Schedule, he or she (and his or her spouse, parents and children) does not own, directly or indirectly, any assets used in the Business or any interest in any corporation, partnership, joint venture or other business entity that (i) competes with GIC, (ii) sells or purchases products or services to or from GIC,
(iii) leases real or personal property to or from GIC or (iv) otherwise does business with GIC.

         3. REPRESENTATIONS AND WARRANTIES OF SENSORMATIC. Sensormatic hereby represents and warrants to the Stockholders, as of the date hereof and as of the Closing Date, as follows:

         3.1 DUE INCORPORATION AND QUALIFICATION. Sensormatic is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its businesses in the places and in the manner currently conducted. Sensormatic is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the activities conducted by it or the character of the properties owned or leased by it makes such qualification necessary and the failure to so qualify would have a material adverse effect on the business, financial condition or results of operations of Sensormatic and its subsidiaries, considered as a whole.

         3.2 AUTHORITY; DUE AUTHORIZATION; VALID OBLIGATION. Sensormatic has all requisite corporate power and authority to execute and deliver this Agreement and the Sensormatic Note, if applicable, and to consummate the transactions contemplated hereby and thereby. Subject to Section 5.9, Sensormatic has taken all corporate action necessary for the execution and delivery by it of this Agreement and the Sensormatic Note, if applicable, and for the consummation by it of the transactions contemplated hereby and thereby, and this Agreement and the Sensormatic Note, if applicable, constitute the valid and binding obligations of

Sensormatic, enforceable against Sensormatic in accordance with their respective terms, except as may be limited by principles of equity or by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

         3.3 NO CONFLICTS OR DEFAULTS. The execution and delivery of this Agreement and the Sensormatic Note, if applicable, by Sensormatic and the consummation of the transactions contemplated hereby and thereby do not and shall not (a) contravene the Certificate of Incorporation or By-Laws of Sensormatic or (b) with or without the giving of notice or the passage of time, or both, (i) violate or conflict with, or result in a breach of, or a default or loss of rights under, any material agreement, mortgage, indenture, lease, instrument, permit or license to which Sensormatic is a party or by which it or any material portion its assets are bound, or any judgment, order, decree, law, rule or regulation to which it or any material portion of its assets are subject, (ii) result in the creation of, or give any party the right to create, any Lien upon any material portion of its assets, or (iii) terminate or give any party the right to terminate, abandon or refuse to perform any agreement, arrangement or commitment to which Sensormatic is a party or by which it or any material portion of its assets is bound, except any such violation conflict, breach, default, loss of rights, Lien, termination or failure of performance referred to in this clause (b) as will not, singly or in the aggregate, materially adversely affect the consummation of the transactions contemplated by this Agreement.

         3.4 AUTHORIZATIONS. No authorization, approval, order, license, permit or consent of, or filing or registration with, any court or governmental authority, or consent of any other party (other than the Registration Statement) is required in connection with the execution, delivery and performance by Sensormatic of this Agreement and the Sensormatic Note, if applicable, except for such authorizations, approvals, licenses, permits, consents, filings or registrations as are obtained by the Closing Date (or, in the case of any thereof applicable to the issuance of Sensormatic Common Stock, as of the Payment Date) or which, if not obtained or made, the failure to obtain or make would not materially adversely affect the consummation of the transactions contemplated by this Agreement.

         3.5 LITIGATION. There are no Proceedings pending against Sensormatic, and Sensormatic has not received notice of any threatened Proceedings, which, if adversely determined, would, singly or in the aggregate, materially adversely affect consummation of the transactions contemplated by this Agreement, or which challenges the validity or propriety of the transactions contemplated by this Agreement.

         3.6 INVESTMENT INTENTION. Sensormatic is acquiring the Stock for investment purposes only, and not with a view to, or for resale in connection with, any offering or distribution thereof. Sensormatic recognizes and agrees that the Stock has not been registered under the Securities Act or applicable state securities or "blue sky" laws, and that the Stock may not be resold absent such registration or pursuant to an exemption therefrom. The foregoing restriction will be reflected in a legend on the certificates representing the Stock delivered at Closing.

         3.7 REGISTRATION STATEMENT; COMMON STOCK. The information included or incorporated by reference in the Registration Statement will not, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Sensormatic with respect to statements made or incorporated by reference in the Registration Statement based upon information supplied by GIC or the Selling Stockholders for inclusion therein. Any Sensormatic Common Stock issued pursuant to Section 1.4 will have been duly authorized and validly issued, will be fully paid and non-assessable and will not be issued in violation of any preemptive rights.

         3.8 MISCELLANEOUS. All representations and warranties of Sensormatic set forth in this Agreement and all information set forth by Sensormatic in any schedules or exhibits hereto or thereto were, as of the date on which they were made or given, true and complete in all material respects and no such representation, warranty or information contains or contained any untrue statement of a material fact or, to Sensormatic's knowledge, omits or omitted any material fact necessary in order to make such representation or warranty, in light of the circumstances under which it is made, not false or misleading. Any disclosure made pursuant to any of the representations in this
Section 3 shall be deemed to have been made for purposes of any other such representations.

         4.      PRE-CLOSING AGREEMENTS.

         4.1 PRESERVE GIC'S BUSINESS. Between the date of this Agreement and the Closing Date, GIC shall (and the Principal Stockholders shall cause GIC to), in all material respects, (a) preserve substantially intact the business organization of GIC and use reasonable best efforts to keep available the services of GIC's present officers and key employees and preserve GIC's present relationships with persons having significant business relations therewith, and
(b) conduct GIC's Business only in the ordinary course. Without limiting the generality of the foregoing, GIC and GIC Delaware shall not, without the prior written consent of Sensormatic in each instance, (i) except as disclosed in
Item 4.1 to the Disclosure Schedule, issue or commit to issue any GIC Shares or other capital stock of GIC or GIC Delaware, (ii) sell, grant or commit to grant any options, warrants or other rights to subscribe for or purchase, any Stock or other capital stock of GIC or GIC Delaware, (iii) declare, set aside, or pay any dividend with respect to any Stock or other capital stock or make any distribution of capital (except as permitted by Section 1.5), (iv) except as contemplated by Section 1.5, directly or indirectly redeem, purchase or otherwise acquire or commit to acquire any Stock or other capital stock or other ownership interest of GIC or any other party, (v) effect a split or reclassification of its capital stock, or a recapitalization, (vi) amend the Certificate of Incorporation or By-laws of GIC or GIC Delaware, (vii) except as disclosed in Item 4.1 to the Disclosure Schedule, grant any wage or salary increases or any bonuses other than pursuant to pre-existing commitments, or enter into or amend any material employment, consulting, agency, personal services, compensation or severance agreement or arrangement with any party,
(viii) enter into any material transaction, contract or commitment other than in the ordinary course of business, (ix) incur or commit to incur additional indebtedness (other than under any existing bank lines of credit), or (x) sell, encumber or otherwise dispose of any material properties or assets (other than the sale of inventory in the ordinary course of business). GIC shall use its best efforts to maintain in full force and effect insurance policies providing coverage and amounts of coverage comparable to the coverage and amounts of coverage provided under the policies of insurance now in effect for GIC.

         4.2 PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES; UPDATES. Between the date of this Agreement and the Closing Date, each of GIC, the Stockholders and Sensormatic shall refrain from taking, without the prior written consent in each instance of Sensormatic or the Stockholder Representative, as applicable, any action which would render any of the representations or warranties set forth in Sections 2, 2A or 3 inaccurate in any material respect as of the Closing Date, and shall notify the other promptly of the occurrence of any matter, event or change in circumstances known to it after the date hereof that would have been required to be disclosed by it hereunder if it had occurred on or prior to the date hereof. Between the date of this Agreement and the Closing Date, GIC shall supply to Sensormatic or its representatives, on a monthly basis, copies of all internally generated sales reports and financial statements, and such additional financial and business information as may be required by this Agreement or as they may otherwise reasonably request, which shall be prepared in a manner consistent with the manner in which they are now prepared.

         4.3 FURTHER INVESTIGATION. Between the date of this Agreement and the Closing Date, GIC shall (and the Stockholders shall cause GIC to) give to Sensormatic and its representatives reasonable access during normal business hours, on reasonable prior notice, to all of its premises, files, books, records and employees; and shall cause its officers, employees and representatives to furnish such financial and operating data and other information with respect to its respective businesses as Sensormatic shall from time to time request; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of GIC's business. No such investigation shall impair or affect any representation or warranty, or any right to indemnification, under this Agreement. If the transactions contemplated by this Agreement are not consummated, each of the parties shall return all confidential information and copies and derivations thereof to the party from which it originated. Except in consultation with one of the Principal Stockholders, in no event shall Sensormatic contact any of GIC's customers or suppliers in connection with any investigation conducted by it regarding the transactions contemplated by this Agreement. Sensormatic and its employees or representatives shall not discuss the contents of this Agreement, nor the nature of any of the transactions contemplated hereby, with any of GIC's customers, suppliers, or employees prior to the Closing Date, without the express consent of GIC in each instance, it being understood and agreed that the filing of the Registration Statement will have the effect of publicly disclosing certain information regarding the transactions contemplated hereby.

         4.4 CONSENTS, WAIVERS AND FILINGS. Upon the terms and subject to the conditions set forth in this Agreement, GIC, the Stockholders and Sensormatic shall use their respective best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, reasonably necessary or desirable to consummate in an expeditious manner the transactions contemplated by this Agreement. Without limiting the foregoing, the parties shall cooperate to file the Registration Statement and to obtain from all relevant third parties and governmental authorities all consents and waivers to, and permits, authorizations and licenses for, the transactions contemplated by this Agreement that may be required under any agreement, lease, financing arrangement, license, Permit or other instrument or under any applicable law, rule or regulation, and to obtain and file appropriate registrations and transfers of Intellectual Property. Further in that connection, the parties note that the various agreements and schedules (including the Disclosure Schedule) contemplated by this Agreement may not have been completed as of the date hereof, and agree to supply promptly and fully any additional schedules and other information contemplated by this Agreement to be supplied by them and not supplied as of the date hereof.

                 (a) NO SOLICITATION. Neither GIC nor any Stockholder shall, directly or through any other party, negotiate or conclude an agreement with any other party for a merger, or sale of the securities, of GIC or for the sale or other disposition of the business or assets of GIC (other than the sale of inventory in the ordinary course of business), or enter into any discussions with any other party for such purposes or knowingly take any other action that might materially prejudice the consummation of the transactions contemplated hereby, unless and until this Agreement is terminated prior to the Closing in accordance with Section 10.1.

         4.5 GIC BENEFIT PLANS. GIC shall cooperate with Sensormatic and furnish Sensormatic any information reasonably requested by Sensormatic in connection with its disposition of the GIC Benefit Plans following the Closing.

         4.6 INSURANCE MATTERS. The parties shall cooperate to preserve existing insurance coverage of GIC through and following the Closing and to effect an appropriate transition to Sensormatic's insurance at the time of Closing. Within 45 days following the Closing (subject to extension as reasonably necessary to obtain the same end any required consent), Sensormatic shall purchase bonds to replace the bonds listed in Item 2.1(d) of the Disclosure Schedule, subject to obtaining any required consent of customers or the bonding company.

         5. CONDITIONS TO THE OBLIGATIONS OF SENSORMATIC. The obligations of Sensormatic under Section 1 of this Agreement are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

         5.1 DUE PERFORMANCE. GIC and the Stockholders shall have performed in all material respects all obligations required by this Agreement to be performed by them on or prior to the Closing Date.

         5.2 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of GIC and the Stockholders set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

         5.3 CERTIFICATE OF STOCKHOLDERS. Sensormatic shall have received a certificate executed by each of the Principal Stockholders, to the effect set forth in Sections 5.1 and 5.2, with respect to GIC's and the Stockholders' representations and warranties and due performance of and compliance with their respective obligations and conditions.

         5.4 CORPORATE ACTION. Sensormatic shall have received copies of the resolutions of GIC's Board of Directors, certified by the Secretary or Assistant Secretary of GIC, approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         5.5 LEGAL OPINION. Sensormatic shall have received an opinion of Bell, Boyd & Lloyd, counsel for GIC, dated the Closing Date, reasonably satisfactory in form and substance to counsel for Sensormatic and covering the matters set forth on Schedule 5.5.

         5.6 CERTIFICATES REPRESENTING THE STOCK. Each of the Stockholders shall have delivered to Sensormatic and/or GIC, as applicable, certificates representing all of the Stock owned by him or her, duly endorsed or accompanied by properly executed stock powers for transfer.

         5.7     AGREEMENTS RELATING TO EMPLOYMENT; RESIGNATIONS.

         (a) Glen Kruglak and Alan Kruglak shall have executed and delivered agreements relating to their employment substantially in Sensormatic's standard form, previously submitted to them, modified by Riders to the effect set forth in Schedules 5.7-1 and 5.7-2, respectively. The foregoing shall not be construed to cause any of such persons to be considered anything other than an employee at will of GIC or Sensormatic (as the case may be).

         (b) All current directors of GIC and GIC Delaware shall have resigned as directors of GIC and GIC Delaware.

         5.8 INSURANCE POLICY. GIC shall have obtained and fully paid for (60% of which payment shall be reflected in GIC's net worth as of December 31, 1994) a $10 million insurance policy reasonably acceptable to Sensormatic covering potential liability under the Monitoring Contracts and related services provided by GIC during the period of not less than one year prior to the Closing Date (the "Tail Policy").

         5.9 BOARD OF DIRECTORS APPROVAL. The Board of Directors or Executive Committee of Sensormatic shall have approved the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         5.10 NO CLAIMS. No legislation, regulation, claim, action, suit, investigation or proceeding shall be enacted, adopted, pending or threatened against GIC or Sensormatic which, if enacted, adopted or adversely determined, might (a) prevent or hinder consummation of the transactions contemplated by this Agreement, (b) result in the payment by GIC or Sensormatic of substantial damages as a result of the transactions contemplated hereby or (c) have a Material Adverse Effect or a material adverse effect on the business, financial condition or results of operations of Sensormatic and its subsidiaries considered as a whole.

         5.11 GOVERNMENTAL ACTION. Sensormatic and GIC shall have received all authorizations, orders, grants, confirmations, consents, permits and approvals necessary in respect of the transactions contemplated by this Agreement from all relevant governments and governmental authorities and agencies and supranational or trade agencies and regulatory bodies, without the imposition of any materially burdensome conditions or restrictions, and all thereof shall continue to be in full force and effect at the Closing Date. Neither GIC, Sensormatic nor any Stockholder shall have received notice from any court or governmental authority, board, agency, commission or instrumentality of its intention to (a) institute any action or proceeding to restrain, enjoin, nullify or render ineffective this Agreement or the transactions contemplated hereby, or (b) commence any investigation into the consummation of this Agreement and the transactions contemplated hereby, which would make it inadvisable to consummate such transactions.

         5.12 CONSENTS AND WAIVERS. All consents listed in Item 2.5 of the Disclosure Schedule and all further consents, waivers, permits and licenses from third parties to the consummation of the transactions contemplated by this Agreement required under any agreement, lease, license or other instrument or under any applicable law, rule or regulation, shall have been obtained.

         5.13 SATISFACTION OF COUNSEL. All actions, proceedings, instruments, documents and other legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory to counsel for Sensormatic.

         6. CONDITIONS TO THE OBLIGATIONS OF STOCKHOLDERS. The obligations of the Selling Stockholders under Section 1 of this Agreement are subject to the satisfaction, on or prior to the Closing Date (except as otherwise set forth herein), of the following conditions:

         6.1 DUE PERFORMANCE. Sensormatic shall have performed in all material respects all obligations required by this Agreement to be performed by it on or prior to the Closing Date.

         6.2 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Sensormatic set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date.

         6.3 OFFICERS' CERTIFICATE. The Stockholders shall have received a certificate executed by a Vice President of Sensormatic to the effect set forth in Sections 6.1 and 6.2 with respect to Sensormatic's representations and warranties and due performance of and compliance with its obligations and conditions.

         6.4 CORPORATE ACTION. The Stockholders shall have received copies of the resolutions of Sensormatic's Board of Directors, or the Executive Committee of Sensormatic, certified by the Secretary or an Assistant Secretary of Sensormatic, approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         6.5 LEGAL OPINION. GIC and the Stockholders shall have received an opinion of Christy & Viener, counsel for Sensormatic, dated the Closing Date, reasonably satisfactory in form and substance to counsel for GIC and covering the matters set forth in Schedule 6.5.

         6.6 AGREEMENTS RELATING TO EMPLOYMENT. Sensormatic and/or GIC, as applicable, shall have executed the respective agreements referred to in
Section 5.7(a) to which they are parties.

         6.7     INSURANCE POLICY.  GIC shall have obtained the Tail Policy.

         6.8 NO CLAIMS. No legislation, regulation, claim, action, suit, investigation or proceeding shall be enacted, adopted, pending or threatened against GIC, Sensormatic or any Stockholder which, if enacted, adopted or adversely determined, might (a) prevent or hinder consummation of the transactions contemplated by this Agreement, or (b) result in the payment by GIC or the Stockholders collectively of substantial damages as a result of the transactions contemplated hereby.

         6.9 GOVERNMENTAL ACTION. Neither GIC, the Stockholders nor Sensormatic shall have received notice from any court or governmental authority, board, agency, commission or instrumentality of its intention to institute any action or proceeding to restrain, enjoin, nullify or render ineffective this Agreement or the transactions contemplated hereby.

         6.10 SATISFACTION OF COUNSEL. All actions, proceedings, instruments, documents and other legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory to counsel for the Stockholders.

         6.11 AGGREGATE PURCHASE PRICE. Sensormatic shall have delivered the Aggregate Purchase Price to the Selling Stockholders in accordance with
Section 1.

         6.12 ADDITIONAL SEC FILINGS, NYSE LISTING. If Sensormatic elects to deliver Sensormatic Common Stock with respect to some or all of the Aggregate Purchase Price, either at

Closing or pursuant to the Sensormatic Note, the following additional conditions shall be satisfied as of the Payment Date:

         (a)     The Registration Statement shall have become effective.

         (b) The Sensormatic Common Stock issuable pursuant to this Agreement shall have been accepted for listing on the NYSE, subject to notice of issuance.

         7. WAIVER OF CONDITIONS. Each of the parties hereto shall have the right to waive, in whole or in part, any of the conditions to its performance set forth in this Agreement and, upon such waiver, the waiving party may proceed with the consummation of the transactions contemplated hereby, it being expressly understood that such waiver shall not constitute a waiver of any right which such party may have by reason of the breach by the other party of any representation, warranty or agreement contained herein, or by reason of any misrepresentation made by such other party herein.

         8.      INDEMNIFICATION.

         8.1 GENERAL--STOCKHOLDERS. The Principal Stockholders, jointly and severally, and the other Stockholders severally in proportion to the respective percentages listed opposite their names under the heading "Pre-Redemption Stockholder Percentage (their "Pre-Redemption Stockholder Percentages"), shall indemnify, defend and hold harmless Sensormatic and GIC (including any successor to all or a portion of GIC's business) from and against, and reimburse Sensormatic and GIC for, (i) any loss, damage, liability or expense, including any related loss, liability or expense under Section 8.5 (collectively, "Damages") arising out of or connected with any breach or inaccuracy of any representation, warranty or covenant of GIC or any Stockholder contained in this Agreement or in any certificate or other instrument or document delivered pursuant to or in connection with this Agreement, subject, however, to the limitations set forth in Section 8.6; and
(ii) Damages arising out of or relating to GIC's monitoring services or operations through the Closing Date and which would not be subject to indemnification under clause (i) of this Section 8.1, to the extent that such Damages which are not reimbursed by insurance exceed $500,000, provided, that the amount payable by the Stockholders pursuant to this clause (ii) shall not exceed $1,000,000 in the aggregate.

         8.2 TAX-RELATED--STOCKHOLDERS. The Principal Stockholders, jointly and severally, and the other Stockholders, severally in proportion to their respective Pre-Redemption Stockholder Percentages, shall further indemnify, defend and hold harmless Sensormatic and GIC (including any successor to all or a portion of GIC's business) from and against, and reimburse

Sensormatic and GIC for, any Damages (including any related penalties, fines and interest) arising out of, or in connection with, any liability for Taxes of GIC attributable to the period through and including December 31, 1994 (or, if the Closing Date occurs after January 6, 1995, through and including the Closing Date) (the "Pre-Closing Tax Period") or arising out of any transaction consummated by GIC or any of its successors or affiliates during the Pre-Closing Tax Period, except to the extent reflected on the Interim Balance Sheet, on the books and records of GIC since the Interim Balance Sheet Date (and disclosed to Sensormatic) or in Item 2.11 of the Disclosure Schedule. The disclosure of the claim relating to excess compensation in Item 2.11(b) of the Disclosure Schedule (the "Excess Compensation Claim") shall not alter or impair the Stockholders' indemnification obligations hereunder with respect thereto.

         8.3 PROCEEDINGS--STOCKHOLDERS. Sensormatic shall give to the Stockholder Representative prompt written notice of any claim, action, suit or proceeding which Sensormatic believes might give rise to indemnification under Sections 8.1 or 8.2 and, if known, the facts giving rise to such claim and copies of the complaint or claim in any such action, suit or proceeding. The Stockholder Representative, on behalf of the Stockholders, shall have the right to participate in, and (subject to the concurrence of Sensormatic that the proviso at the end of this sentence is not applicable, not to be unreasonably withheld) to control, the defense against any such claim, action, suit or proceeding, at their expense, and with counsel of their own choosing reasonably acceptable to Sensormatic; provided, however, that the Stockholders shall not have the right to control such defense in the case of any claim, action, suit or proceeding respecting any patents, patent rights, copyrights or other proprietary rights, relating to Taxes (other than the Excess Compensation Claim) or with respect to which an adverse outcome could have a material adverse effect on the business, results of operations or financial condition of Sensormatic, in any of which cases Sensormatic shall have the right to direct any such defense with counsel of its own choosing. No settlement or compromise of any such claim, action, suit or proceeding shall be made without the prior consent of Sensormatic and the Stockholder Representative (on behalf of the Stockholders), which consent shall not be unreasonably withheld by either of them.

         8.4 SENSORMATIC'S INDEMNIFICATION. Sensormatic shall indemnify, defend and hold harmless the Stockholders from and against any Damages arising out of or connected with (i) any breach or inaccuracy of any representation, warranty or covenant of Sensormatic contained in this Agreement or in any certificate or other instrument or document delivered pursuant to or in connection with this Agreement, and (ii) arising under any performance bond posted by any such Stockholder for the benefit of GIC; subject in the case of clause (i), however, to the limitations set forth in Section 8.6. The Stockholder Representative shall give Sensormatic prompt notice of any claim, action, suit or proceeding which it believes might give rise to indemnification under this Section 8.4. Sensormatic shall have the right to control the defense against any such claim, action, suit or proceeding, at its expense, and with counsel of its own choosing reasonably acceptable to the Stockholder Representative. No settlement or compromise of any such claim, action, suit or proceeding shall be made without the prior consent of Sensormatic and the Stockholder Representative (on behalf of the Stockholders), which consent shall not be unreasonably withheld by either of them.

         8.5 RELATED COSTS AND EXPENSES. Subject to the limitations set forth in Section 8.6, each indemnifying party hereto shall, in addition to such indemnifying party's obligations under Section 8.1, 8.2, or 8.3, as applicable, indemnify and hold harmless the indemnified party hereto from, against and in respect of any and all actions, suits, proceedings, demands, assessments, judgments, settlements, costs (including reasonable attorneys' fees and disbursements) and legal and other expenses of the indemnified party as a result of any matter as to which the indemnified party is entitled to indemnification under such Sections, or in defending any allegations or claims which, if true, would give rise to Damages subject to indemnification thereunder, or incident to the enforcement by the indemnified party of this
Section 8 (provided such indemnified party prevails in such action for enforcement).

         8.6 LIMITATIONS ON INDEMNIFICATION. No payment shall be required to be made by the Stockholders pursuant to Section 8.1(i), 8.2 or 8.5, or by Sensormatic pursuant to Section 8.4(i) or 8.5, unless the amount of Damages suffered by the party claiming indemnification in connection with such claim, together with all claims asserted therewith or previously asserted under this
Section 8 by any of them, exceeds $250,000 (the "Basket Amount") in the aggregate; provided, however, that the foregoing limitation shall not apply to the obligations of the parties under Sections 1, 9 or 10.7, or of the Stockholders with respect to the Excess Compensation Claim. No right to indemnification may be asserted under this Section 8 after the expiration of eighteen months following the Closing Date, except any such rights to indemnification (i) arising under or in connection with any matter referred to in Sections 2.11, 2.12 or 2.16, none of which shall be subject to any time limitation other than any statutes of limitation applicable to such matters,
(ii) arising pursuant to Sections 8.1(ii), 8.4(ii), 9 or 10.7, or (iii) arising out of or in connection with any claim as to which the notice required by
Section 8.3 or 8.4, as applicable, has been given on or prior to the expiration of eighteen months following the Closing Date. The eighteen-month period referred to in this Section 8.6 has been accepted by Sensormatic based on the express understanding that there will be no delay in any audit of or relating to GIC caused by any of the Stockholders.

         9.      CONFIDENTIALITY AND NON-COMPETITION

         9.1 NON-COMPETITION. Each of the Stockholders agrees that, for a period of five years after the Closing Date, he or she shall not, anywhere in the United States of America (or for such lesser area or such lesser period as may be determined by a court of competent jurisdiction to be a reasonable limitation on the competitive activity of such person) (except that clause (e), below, shall not be subject to any limitation as to time or territory), directly or indirectly:

         (a) engage for or on behalf of any person or entity in a competitive line of business to that carried on by GIC as of the Closing Date;

         (b) solicit or attempt to solicit business of any customers of GIC (including prospective customers solicited by GIC) for products or services the same or similar to those offered, sold, produced or under development by GIC as of the Closing Date;

         (c) otherwise divert or attempt to divert from GIC or Sensormatic any business whatsoever;

         (d) solicit or attempt to solicit for any business endeavor any employee of GIC or Sensormatic, or solicit or attempt to solicit for any electronic access control business purpose any employee of GIC or Sensormatic;

         (e) use the "Glen Industrial Communications" name, or any portion thereof, except on behalf of GIC; or

         (f) render any services as an officer, director, employee, partner, consultant or otherwise to, or have any interest as a stockholder, partner, lender or otherwise in, any person which is engaged in activities which, if performed by such Stockholder, would violate this Section 9.

The foregoing shall not prevent any Stockholder from purchasing or any of the Stockholders from owning up to 2% (but not more than 5% collectively) of the voting securities of any corporation, the securities of which are publicly-traded and the ownership of which would otherwise violate this Section 9.1.

         9.2 CONFIDENTIALITY. Each Stockholder understands and acknowledges that as a result of his or her past involvement with GIC and its business, he or she has become informed of, and had access to, confidential information of GIC including, without limitation, inventions, trade secrets, technical information, know-how, plans, specifications, marketing plans and information, pricing information, identity of customers and prospective customers and identity of suppliers, and that such information, even though it may have been or may be developed or otherwise acquired by one or more of the Stockholders, was and is the exclusive property of GIC and is held by such Stockholder in trust and solely for the benefit of GIC or any successor or assign thereof, including without limitation Sensormatic. No Stockholder shall at any time reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity, or use, any of GIC's or Sensormatic's confidential information, except for use on behalf of GIC or Sensormatic in connection with GIC's or Sensormatic's business, and except for such information which legally and legitimately is or becomes of general public knowledge from authorized sources other than any of the Stockholders.

         9.3 REMEDIES. Because GIC and Sensormatic do not have an adequate remedy at law to protect their business from any Stockholder's competition or to protect their interests in their trade secrets, privileged, proprietary or confidential information and similar commercial assets, each of Sensormatic and GIC shall be entitled to injunctive relief, in addition to such other remedies and relief that would, in the event of a breach of the provisions of this
Section 9, be available to Sensormatic. The provisions of this Section 9 shall survive the Closing Date. For purposes of this Section 9, the term "Sensormatic" includes Sensormatic's subsidiaries, joint ventures and other affiliates.

         10.     MISCELLANEOUS.

         10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date (a) by mutual written consent of the Stockholder Representative and Sensormatic; (b) by either the Stockholder Representative or Sensormatic, by written notice to the other, if the Closing shall not have occurred on or before February 15, 1995 (other than by mutual agreement of the parties or by reason of the default of the party seeking to terminate), provided, however, that such right to terminate shall be postponed by up to an additional 60 days at the option of either Sensormatic or the Stockholder Representative if required to obtain the Tail Policy or any of the consents listed on Item 2.5 of the Disclosure Schedule; or (c) by Sensormatic if Sensormatic determines that any portion of any amended Disclosure Schedule (or the lack thereof) delivered following the date hereof is unacceptable.

         10.2 ENTIRE AGREEMENT. This Agreement, together with the schedules hereto, the Disclosure Schedule and the exhibits thereto, sets forth the entire understanding of the parties with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings of the parties hereto with respect to its subject matter, except any confidentiality agreements executed by GIC and Sensormatic. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such or any other provision. The respective rights and obligations of the parties under this Agreement and any other agreements between them (including without limitation the agreements referred to in Section 5.7(a)) shall be cumulative, provided, that the respective terms of the non-competition covenants contained in this Agreement and any other such agreements shall run concurrently.

         10.3 COMMUNICATIONS. All notices, consents and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier, (b) five days after being deposited in any United States post office enclosed in a postage prepaid registered or certified envelope addressed, or (c) when successfully transmitted by telecopier (with a confirming copy of such communication to be sent as provided in (a) or (b) above), to the party for whom intended, at the address or telecopier number for such party set forth below, or to such other address or telecopier number as may be furnished by such party by notice in the manner provided herein; provided, however, that any notice of change of address or telecopier number shall be effective only upon receipt.

                 If to Sensormatic:

                      Sensormatic Electronics Corporation
                      500 N.W. 12th Avenue
                      Deerfield Beach, Florida 33442
                      Attention:  Vice President of
                                  Corporate Development
                      Telecopier number:  305-420-2964

                 and  Vice President and Corporate Counsel
                      Telecopier number:  305-420-2561

                 With a copy to:

                      Christy & Viener
                      620 Fifth Avenue
                      New York, New York 10020
                      Attention:  Anthony J. Carroll
                      Telecopier number:  212-632-5555

                 If to GIC or the Stockholders:

                      Glen Industrial Communications, Inc.
                      979 Rollins Avenue
                      Rockville, Maryland 20852
                      Attention: Glen Kruglak
                      (being sometimes referred to herein as the "Stockholder Representative")
                      Telecopier number:  301-816-0845

                 With a copy to:

                      Bell, Boyd, and Lloyd
                      1615 L St. N.W., Suite 1200
                      Washington, D.C. 20036
                      Attention: Joel Rubinstein, Esq.
                      Telecopier number:  202-463-0678

The Stockholder Representative may be changed by a notice given in accordance with this Section 10.3 and signed by all three Principal Stockholders.

         10.4 SUCCESSORS AND ASSIGNS. This Agreement shall be binding on, enforceable against and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. No party hereto may assign its rights or delegate its obligations under this Agreement without the express written consent of Sensormatic or GIC, as applicable; provided, however, that Sensormatic may assign its rights and obligations under this Agreement to any wholly-owned subsidiary of Sensormatic, provided that Sensormatic remains a party to this Agreement. Nothing herein shall preclude any Stockholder from holding his or her Stock in an individual retirement account ("IRA") or other trust, or receiving Sensormatic Common Stock into an IRA or other trust in exchange therefor, it being understood and agreed that such Stockholder's individual Pre-Redemption Stockholder Percentage shall reflect any Stock so held for purposes of Section 8.

         10.5 PUBLIC ANNOUNCEMENTS. No public announcement or disclosure with respect to this Agreement or the transactions contemplated hereby prior to the Closing shall be made for or on behalf of any party without the prior written approval of the other parties, except to the extent required by applicable securities laws or the rules and regulations of any stock exchange or otherwise required by law, and except pursuant to the Registration Statement.

         10.6 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations and warranties made by any party hereto in this Agreement or in any document or certificate delivered pursuant hereto shall survive the Closing and shall be unaffected by any investigation made by or on behalf of any party hereto or by any notice of breach of, or failure to perform under, this Agreement which is not effectively waived pursuant to Section 7, subject, however, to the limitations on indemnification set forth in Section 8.6.

         10.7 EXPENSES. Each of the parties hereto shall bear and pay, without any right of reimbursement from any other party, all costs, expenses and fees incurred by it or on its or his behalf incident to the preparation, execution and delivery of this Agreement and the performance of such party's obligations hereunder, whether or not the transactions contemplated by this Agreement are consummated, including, without limitation, the fees and disbursements of attorneys, accountants and consultants employed by such party, and all brokers, investment bankers, finders and financial advisors retained or utilized by it, or otherwise acting on its behalf, in connection with the transactions contemplated by this Agreement, and shall indemnify and hold harmless the other parties from and against all such fees, costs and expenses. For purposes of the foregoing sentence, the fees, costs and expenses incurred by GIC and the Stockholders prior to the Closing Date in connection with the transactions contemplated by this Agreement may be paid by GIC, provided that such payment is reflected on the December 31 Balance Sheet prior to the determination of the amount payable to the Stockholders pursuant to the redemption.

         10.8 RECORDS. The Stockholders shall have the right to examine, use and make excerpts from any corporate minute books, books of account and other records and documents retained by GIC in the ordinary course of its business following the Closing, during regular business hours following reasonable prior notice to GIC in connection with preparation of tax returns and similar matters.

         10.9 GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York.

         10.10 SAVINGS CLAUSE. If any provision of this Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

         10.11 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.12 CONSTRUCTION. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to the Agreement shall be deemed to include all Schedules (including the Disclosure Schedule) and Exhibits hereto, and references herein to Sections, Schedules and Exhibits are to the sections, schedules and exhibits of this Agreement. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

         10.13 CONSENT TO JURISDICTION. Each party hereto hereby irrevocably submits himself, herself or itself to the jurisdiction of any federal or state court sitting in New York, New York, and hereby waives any and all objections it may have with respect to the jurisdiction of such forum or the inconvenience of such forum or venue, in connection with any action to enforce any provision of this Agreement or any of the Ancillary Agreements or any dispute or controversy arising hereunder or thereunder, and agrees that service may be served on him, her or it by mail, personal service or such other manner as may be permissible under the rules of the applicable jurisdiction.

                            (Signature Page Follows)

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

 SENSORMATIC ELECTRONICS CORPORATION                    GLEN INDUSTRIAL COMMUNICATIONS INC.
 By: /s/ TERRY PRICE                                    By: /s/ GLEN KRUGLAK
     ---------------------------                            ---------------------------
         Terry Price                                            Glen Kruglak
     Group Vice President                                         President




     /s/ GLEN KRUGLAK                                       /s/ ALAN KRUGLAK
     ---------------------------                            ---------------------------
         Glen Kruglak                                           Alan Kruglak



     /s/ MARTHA KRUGLAK                                     /s/ JEFFREY CAPPEL
     ---------------------------                            ---------------------------
         Martha Kruglak                                         Jeffrey Cappel


     /s/ BARBARA KRUGLAK                                    /s/ FRANCES KRUGLAK
     ---------------------------                            ---------------------------
         Barbara Kruglak                                        Frances Kruglak


                                                        Alan Kruglak Special Trust,
                                                        Danielle Kruglak Special Trust,
 NATIONAL CAPITAL HOLDINGS, INC.                        Eric Kruglak Special Trust

 By: /s/ LOUIS M. MAYBERG                               By: /s/ ALAN KRUGLAK
     ---------------------------                           ----------------------------
     Louis M. Mayberg, President                            Alan Kruglak, Trustee

 Glen Kruglak Special Trust,
 Seth Kruglak Special Trust,                            Scott & Stringfellow, Inc.
 Ilyssa Kruglak Special Trust,                              FBO Louis Mayberg SEP IRA
 Rachel Kruglak Special Trust,                          Scott & Stringfellow, Inc.
 Brian Kruglak Special Trust,                               FBO Phil Weintraub SEP IRA
 Sean Kruglak Special Trust,                            Scott & Stringfellow, Inc.
 Bryan Schneider Special Trust,                             FBO Manete Mayberg IRA
 Lindsey Schneider Special Trust                        Irene Weintraub


 By: /s/ GLEN KRUGLAK                                   By: /s/ LOUIS M. MAYBERG
     ---------------------------                            ---------------------------
     Glen Kruglak, Trustee                                  Louis M. Mayberg




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

Disclosure Schedule


         Item 2.1(c)        --    Jurisdictions Where Qualified
         Item 2.1(d)        --    Interests in Other Entities; Performance Bonds
         Item 2.3           --    Conflicting Agreements, Etc.
         Item 2.5           --    Consents
         Item 2.6(a)        --    Exceptions to GAAP
         Item 2.6(b)        --    Material Liabilities
         Item 2.6(d)        --    Installation Contracts
         Item 2.6(e)        --    Bids and Proposals
         Item 2.6(f)        --    Inventory Exceptions
         Item 2.6(g)        --    Equipment Agreements
         Item 2.7(a)        --    Liens, Title Expenses
         Item 2.7(b)        --    Realty
         Item 2.8           --    Exceptions to Ordinary Course
         Item 2.9(b)        --    Product Claims
         Item 2.10(a)       --    Permits
         Item 2.11(b)       --    Tax Claims, Under Audit, Etc.
         Item 2.12(a)       --    Employee Plans
         Item 2.13          --    Proceedings
         Item 2.14          --    Listed Instruments
         Item 2.15          --    Patents, Trademarks, Copyrights, Etc.
         Item 2.16          --    Environmental Matters
         Item 2.17          --    Major Suppliers and Customers
         Item 4.1           --    Compensation Matters

                                                                       EXHIBIT A
                          FORM OF PURCHASE PRICE NOTE
                                (NON-NEGOTIABLE)


$13,500,000                                                   New York, New York
                                                                 January 5, 1995


                 FOR VALUE RECEIVED, Sensormatic Electronics Corporation ("Maker") promises to pay to Glen Kruglak, as Stockholder Representative ("Payee"), for the benefit of the Selling Stockholders of Glen Industrial Communications, Inc. (the "Company") pursuant to the Stock Purchase Agreement (the "Purchase Agreement") dated as of December 22, 1994 between Maker, the Company and the Company's stockholders, to the Selling Stockholders' account at Wertheim Schroder & Co., Incorporated, 787 Seventh Avenue, New York, New York 10019, or to such other account as Payee may from time to time designate in writing in accordance with the Purchase Agreement, the principal sum of THIRTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($13,500,000) in lawful money of the United States of America, without interest except as hereinafter set forth. Such principal amount shall be payable in full on February 28, 1995 (the "Final Payment Date"). Capitalized terms not otherwise defined herein shall be defined as in the Purchase Agreement.

                 This Note may be paid in good funds or in Common Stock of Maker (or a combination thereof), as set forth in Sections 1.2 and 1.4 of the Purchase Agreement. This Note may be prepaid at any time in whole or in part without additional consideration.

                 Each of the following events and occurrences shall constitute an Event of Default under this Note:

                 (n) Maker shall fail to pay this Note in full on or before the Final Payment Date, which failure to pay continues for one business day following the giving of notice thereof by Payee on behalf of the Selling Stockholders; or

                 (o) Any court of competent jurisdiction shall issue an order (i) adjudicating Maker bankrupt or insolvent, (ii) appointing a receiver, trustee or liquidator of Maker, which order shall continue in effect and unstayed for 20 consecutive days or longer, or (iii) approving a petition for, or effecting an arrangement in, bankruptcy of Maker; or Maker shall (A) apply for or consent to the appointment of a receiver, trustee or liquidator for Maker or for a material portion of Maker's property, (B) as debtor, file a voluntary petition in bankruptcy, or petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or file an answer admitting the material allegations of a petition filed against Maker under such a law, or (C) make a general assignment for the benefit of creditors.

                 If an Event of Default shall occur and be continuing, Payee, on behalf of the Selling Stockholders, shall have the right, by written notice to Maker, to declare the entire unpaid principal amount hereof, together with any accrued interest hereunder, to be immediately due and payable and all outstanding obligations of Maker under this Note shall thereupon become due and payable. Notwithstanding the preceding sentence, upon the occurrence of any Event of Default referred to in clause (b), above, the entire unpaid principal amount hereof, together with accrued interest hereunder, shall immediately become due and payable without presentment, demand, protest or notice of any kind.

                 Maker hereby agrees that if default be made in the payment of the outstanding principal amount pursuant to the terms of this Note following the date the same becomes due and payable (whether upon maturity or pursuant to the preceding paragraph), or in the event that this Note is not paid in full (in stock or cash or a combination thereof) within 30 days after the date hereof, Payee shall be entitled to receive interest, commencing on the earlier of such 30th day, the Final Payment Date or the occurrence of an Event of Default, on the entire unpaid principal sum at the rate from time to time publicly announced by Citibank N.A., as its prime or base rate. This clause, however, shall not be construed as an agreement or privilege to extend the date of the payment of this Note, nor as a waiver of any other right or remedy accruing to Payee by reason of any such default. Maker shall also pay all costs and expenses, including reasonable attorneys' fees, incurred by Payee collecting or attempting to collect the debt evidenced hereby following a default by Maker in making any payment due hereunder, including without limitation costs and expenses incurred by Payee in enforcing any remedy provided for under the Pledge Agreement, but not including any costs, expenses and fees arising out of any such action which results in a judgment in favor of Maker.

                 This Note is secured by the Pledge and Security Agreement (the "Pledge Agreement") of even date herewith between Maker, certain Selling Stockholders and Christy & Viener, as Pledge Agent.


                 This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

                 Maker and all others who may become liable for the payment of all or any part of the indebtedness evidenced by this

Note do hereby severally waive presentment and demand for payment, notice of dishonor, protest and notice of protest and non- payment. No release of any security for the indebtedness evidenced hereby or extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Note or the Pledge Agreement made by agreement between Payee and any other person or party shall release, discharge, modify, change or affect the liability of Maker under this Note or the Pledge Agreement.

                 Maker represents that Maker has full power, authority and legal right to execute and deliver this Note and the Pledge Agreement and that this Note and the Pledge Agreement constitute valid and binding obligations of Maker.

                 This Note may not be negotiated, assigned, transferred or hypothecated by Payee without the express written consent of Maker.

                 This Note shall be governed and construed in accordance with the laws of the State of New York and the applicable laws of the United States of America.

                 Whenever used, the singular number shall include the plural, the plural the singular, and the words "Payee" and "Maker" shall include their respective successors and assigns.

                 IN WITNESS WHEREOF, Maker has duly executed this Note on the day and year first above written.


                                            SENSORMATIC ELECTRONICS CORPORATION


                                            By____________________________
                                              Name:
                                              Title: